      Amendment to
New England Electric Companies'
Long-Term Performance Share Award Plan



     Pursuant to the provisions of Article III of the New England Electric Companies' Long-Term Performance Share Award Plan, said Plan is hereby amended effective as of March 1, 1999, as follows:

Add a new Section 2.04A as follows:

     2.04A   Cash Out Merger shall have occurred if New England Electric
System is merged into or with another entity and as a result thereof all of the then outstanding publicly held Shares of New England Electric System are converted into a right to receive cash.


Add a new Section 3.01A as follows:

     3.01A   Effectuation of Interest.  In the event it should become
impossible for the Employers or the Committee to perform any act required by the Plan, the Employers or the Committee may perform such other act as they in good faith determines will most nearly carry out the intent and purpose of the Plan.

     In the event of a Cash Out Merger, Share values shall be converted to a dollar value to be determined by the price per Share received by nondissenting shareholders in the transaction.


Add a new Section 4.07 as follows:

     4.07 The Employer shall acquire any Shares necessary to satisfy its obligations hereunder by purchases in the open market or by purchases of Shares (either newly issued or treasury shares) from New England Electric System. The price to be paid to New England Electric System for Shares acquired from it shall be the average of the high and low prices of Shares on the New York Stock Exchange - Composite Transactions as reported in The Wall Street Journal for five consecutive trading days prior to the date of acquisition from New England Electric System.


                    s/ George M. Sage
                    ___________________________________
                    Chairman
Pursuant to Vote of February 23, 1999,
                    of the Compensation Committee